Exhibit 99.1

News Release

For Immediate Release

     First Litchfield Financial Corporation Announces First Quarter Earnings

Litchfield, Connecticut, May 10, 2005--First Litchfield Financial Corporation (NASDQ:FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the first quarter of 2005. Net income for the first quarter of 2005 totaled $1,058,000. These earnings are $405,000 or 62% above earnings for the first quarter of 2004, which totaled $653,000. Both basic and diluted income per share for the first quarter of 2005 were $.52, compared to basic and diluted income per share of $.33 and $.32, respectively, earned for the first quarter of 2004. For the first quarter of 2005, the return on average equity for the Company totaled 17.1% compared to 11.5% earned for the first quarter of 2004. The increased profitability resulted from growth in net interest income, increased noninterest income and the management of noninterest expense.

Tax-equivalent  net  interest  income  for the  first  quarter  of 2005  totaled
$3,711,000, an increase of $609,000 or 20% from the first quarter of 2004. Average earning assets for the first quarter of 2005 totaled $404 million, $29 million or 8% greater than average earning assets for the first quarter of 2004. The growth in earning assets was in both mortgages and commercial loans.

Noninterest income for the first quarter of 2005 totaled $614,000, increasing $44,000 or 8% from the first quarter 2004 income of $570,000. The primary cause of the augmented income was Trust fees, which increased $40,000 or 21% from the first quarter of 2004, due to a higher level of investments under management. Increasing sales of non-deposit retail investment products, offered through Infinex Insurance Agency, Inc. and Infinex Investments, Inc., also contributed to the increase in noninterest income. The wide variety of products offered such as mutual funds, annuities and insurance have grown in popularity.

First quarter 2005 noninterest expense totaled $2,664,000 increasing only 1% or $37,000 from the first quarter 2004 expense of $2,627,000. This increase was primarily attributable to increased salaries and benefits expense resulting from higher staffing and salary levels. These costs are indicative of the Company's pledge to provide the finest personal and professional service to its customers. Other non-interest expenses were managed close to the previous year's levels.

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The bank maintains a trust department which offers fiduciary and wealth management services for personal, business and nonprofit customers. As one of the oldest banks in the country, it has served the communities of Northwestern Connecticut since 1814.


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                                                                    Exhibit 99.1

                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                   March 31,
                                         2005                  2004

Total Assets                         $430,591,000         $419,668,000
Loans, net                            225,645,000          191,210,000
Investments                           169,199,000          197,420,000
Deposits                              299,192,000          309,163,000
Borrowings                            105,424,000           85,711,000
Stockholders' equity                   23,829,000           23,165,000

Book value per share                        11.75                11.54
Tangible book value per share               11.75                11.54
Leverage ratio                               7.72%                7.42%
Shares outstanding                      2,027,295            2,006,521


                                             For the Three Months
                                               Ended March 31,
                                         2005                  2004
Operating results:
Net interest income                   $3,616,000           $3,024,000
Securities gains, net                          0                    0
Other noninterest income                 614,000              570,000
Loan loss provision                      101,000               90,000
Other operating expense                2,644,000            2,627,000
Income before tax                      1,465,000              876,000
Income tax expense                       408,000              223,000
Net income                             1,058,000              653,000

Earnings per share(basic)                    .52                  .33
Return on average assets                     .98%                 .65%
Return on average equity                   17.06%               11.50%

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality

                                                                    Exhibit 99.1


or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Contact:  Carroll A. Pereira, CFO
          (860) 567-2674
                                       ###